Exhibit 10.2

Summary of Incentive Compensation Plan of Park National
Corporation for the Twelve-Month Period Ending September 30, 2008

The Compensation Committee of the Board of Directors of Park National Corporation (“Park”) administers Park’s incentive compensation plan which may enable the officers of The Park National Bank (“PNB”) and its divisions, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, “Park’s Principal Ohio-Based Subsidiaries”) to share in any above-average return on equity (as defined below) which Park and Park’s subsidiaries on a consolidated basis may generate during each twelve-month period ending September 30. For the fiscal year ended December 31, 2008 (the “2008 fiscal year”), all officers of Park’s Principal Ohio-Based Subsidiaries, including C. Daniel DeLawder (who served as Chairman of the Board and Chief Executive Officer of Park and PNB during the 2008 fiscal year and continues to so serve), David L. Trautman (who served as President and Secretary of Park and as President of PNB during the 2008 fiscal year and continues to so serve) and John W. Kozak (who served as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of PNB during the 2008 fiscal year and continues to so serve) were eligible to participate in the incentive compensation plan. Officers of Vision Bank and its divisions were not eligible to participate in the incentive compensation plan for the twelve-month period ended September 30, 2008 (the “2008 Incentive Compensation Period”) and did not earn any incentive compensation for 2008.

Above-average return on equity is defined as the amount by which the net income to average shareholders’ equity ratio of Park and Park’s subsidiaries on a consolidated basis for a twelve-month period ended September 30 exceeds the median net income to average shareholders’ equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A historically applied formula determines the amount, if any, by which Park’s return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. For the past several years, approximately 17% to 19% of any such excess amount on a before-tax equivalent basis has been approved for incentive compensation. If Park’s return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that twelve-month period.

The computation of Park’s return on equity ratio for the 2008 Incentive Compensation Period reflected the inclusion of the net loss of Vision Bank for the 2008 Incentive Compensation Period adjusted for the goodwill impairment charges recorded during the 2008 Incentive Compensation Period. The Compensation Committee concluded that it was proper to add back the goodwill impairment charges in the aggregate amount of $109 million for the purpose of calculating the amount of Park’s net income for the 2008 Incentive Compensation Period, in order to provide a more reasonable view of Park’s operating performance and ensure comparability of operating performance not only from period to period but also with the peer bank holding companies.

For the 2008 incentive compensation paid in 2009, the Compensation Committee met on January 23, 2009 and reviewed management’s computation of the incentive compensation pool for the 2008 Incentive Compensation Period. Management recommended an amount for the Compensation Committee to consider that was a total equal to 17.2% of the amount by which Park’s return on equity ratio for the 2008 Incentive Compensation Period exceeded the median return on equity ratio of the peer bank holding companies (the “computed return on equity advantage”).

Management’s computation of the incentive compensation pool was $9.4 million for the 2008 Incentive Compensation Period, which was subsequently approved by the Compensation Committee. By comparison, the incentive compensation pool was $9.0 million for 2007, $9.8 million for 2006 and $11.2 million for both 2005 and 2004.

On January 23, 2009, the Compensation Committee determined that the incentive compensation awards to be paid to each of Messrs. DeLawder, Trautman and Kozak for the 2008 Incentive Compensation Period should remain the same as for the 2007 Incentive Compensation Period.

The executive compensation standards under The American Recovery and Reinvestment Act of 2009 (the “ARRA”) signed into law on February 17, 2009, to the extent applicable, prohibit Park for paying or accruing any bonus, retention or incentive compensation with respect to its five most highly-compensated employees or such higher number as the Secretary of the United States Department of the Treasury (the “U.S. Treasury”) may determine in the public interest, during the period in which any obligation arising from financial assistance provided under the U.S. Treasury’s Troubled Assets Relief Program remains outstanding, excluding any period during which the U.S. Treasury holds only warrants to purchase common shares of Park. To the extent that the U.S. Treasury amends the Securities Purchase Agreement with Park to make this prohibition applicable, the U.S. Treasury issues regulations describing how Park is to comply with this prohibition or Park determines that this prohibition applies, Park will work with its affected employees to take such steps as it deems necessary to comply with the prohibition and adopt administrative and other procedures consistent with the foregoing. Although it is unclear the extent to which the ARRA executive compensation standards apply to Park, Park has determined that it would be prudent not to pay the incentive compensation awards to Messrs. DeLawder, Trautman, Kozak and the other two most highly-compensated employees for the 2008 Incentive Compensation Period. In the event that the U.S. Treasury would later determine that Park is permitted to pay incentive compensation to its five most highly-compensated employees for 2008, the Compensation Committee has indicated that they would take action to authorize the 2008 incentive compensation payments for these five officers.

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